Pricing Supplement No. 117L Dated February 23, 2001              Rule 424(b)(5)
(To Prospectus dated February 11, 2000 and                 File No's. 333-94393
and  Prospectus Supplement dated February 11, 2000)

     J.P. MORGAN CHASE & CO.
     (formerly known as The Chase Manhattan Corporation)

[X]  Senior Medium-Term Notes, Series C
     Due From Nine Months to Thirty Years from  Date of Issue

[_]  Subordinated Medium Term Notes, Series A
     Due From Nine Months to Thirty Years from Date of Issue

     Principal Amount:          $ 63,000,000
     Issue Price:                        100%
     Commission or Discount:    $     63,000
     Proceeds to Company:       $ 62,937,000

                                             Principal Amount
     Agent                                   To be Purchased

     CHASE SECURITIES INC.                    $  61,740,000
     THE WILLIAMS CAPITAL GROUP, LP           $     630,000
     BARCLAYS CAPITAL, INC.                   $     630,000

     Agents' Capacity:    [ ]   As Agent        [X]  As Principal
     if as principal

     [_] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

     [X] The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).

           Original Issue Date:    FEBRUARY 28, 2001
           Stated Maturity:        FEBRUARY 28, 2003

           Form: [X]  Book-entry      [_] Certificated
           Currency:  U.S. Dollars

     [_]   Fixed Rate Note:
           Interest Rate:

     [X]   Floating Rate Note:   CD [_]  Commercial Paper Rate [_]
                                 Federal Fund Effective Rate [_]
                                 LIBOR Telerate [X]   LIBOR  Reuters [_]
                                 Treasury Rate [_]  Prime Rate [_] CMT [_]

      Initial Interest Rate:

      Interest Determination Dates:   Two London business days prior to
                                      interest reset dates.

      Interest Payment Dates:         The 29th day of May, August, November
                                      and February commencing May 20th, 2001.

      Interest  Reset Dates:          The 29th day of May, August, November
                                      and February.
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      Index Maturity:                 3 mo. LIBOR
      Spread (+/-):                   +11 BP
      Spread Multiplier:

      Maximum Interest Rate:          Minimum Interest Rate:
      Optional Redemption:            Yes [_]   No[X]


Other:
      On December 31, 2000, J.P. Morgan & Co. Incorporated ("J.P. Morgan") merged with and into The Chase Manhattan Corporation ("Chase"). Upon completion of the merger, Chase changed its name to J.P. Morgan Chase & Co.

      The merger was accounted for as a pooling of interests. As a result, financial information following completion of the merger and incorporated by reference in the prospectus and prospectus supplement to which this pricing supplement is attached presents the combined results of Chase and J.P. Morgan as if the merger had been in effect for all periods presented.